EXHIBIT 99.1

ConocoPhillips Reports First-Quarter Net Income of $3.3 Billion or $2.34 Per Diluted Share; Effectively reinvested 141 percent of net income

    HOUSTON--(BUSINESS WIRE)--April 26, 2006--ConocoPhillips
(NYSE:COP):
                         Earnings at a glance

                                           First Quarter
---------------------------------------------------------------------
                                     2006               2005
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Income from continuing
 operations                     $3,291 million      2,923 million
Loss from discontinued
 operations                     $    -                (11)
Net income                      $3,291              2,912
---------------------------------------------------------------------
Diluted income per share
  Income from continuing
   operations(a)                $ 2.34               2.06
  Net income(a)                 $ 2.34               2.05
---------------------------------------------------------------------
Revenues                        $ 47.9 billion       38.9 billion
---------------------------------------------------------------------
(a) Per-share amounts in all periods reflect the impact of a 2-for-1 stock split on June 1, 2005.


    ConocoPhillips (NYSE:COP) today reported first-quarter net income of $3,291 million, or $2.34 per share, compared to $2,912 million, or $2.05 per share, for the same quarter in 2005. Total revenues were $47.9 billion, versus $38.9 billion a year ago. During the quarter, the company reinvested 141 percent of its net income into the development of oil and gas resources and its global refining business, excluding the acquisition of Burlington Resources.
    "We ended the quarter by successfully completing the acquisition of Burlington Resources and are pleased with the progress toward integrating the combined companies," said Jim Mulva, chairman and chief executive officer. "This transaction establishes ConocoPhillips as the leading natural gas producer in North America, with a portfolio comprised mainly of high-quality, long-life natural gas reserves.
    "In addition, we finalized the acquisition of the Wilhelmshaven, Germany, refinery, in line with our strategy to expand our global refining presence. We also advanced plans to upgrade the refinery to allow it to process higher sulfur crude oil into an array of more valuable light-end products.
    "With respect to our upstream operating performance, we produced
1.93 million BOE per day, including 1.61 million BOE per day from our Exploration and Production segment and an estimated 0.32 million BOE per day from our LUKOIL Investment segment. E&P production was negatively impacted by unscheduled production shutdowns. These operating results do not reflect the acquisition of Burlington Resources, which was completed at the close of business on March 31.
    "In our downstream business, our worldwide refining crude oil capacity utilization rate was 85 percent. We experienced significant unplanned downtime and heavy refining turnaround activity, due in part to turnarounds we delayed in response to the 2005 hurricanes.
    "We ended the quarter with debt of $32.2 billion and a debt-to-capital ratio of 30 percent, due to the acquisition of Burlington Resources. Cash at the end of the quarter was $3.0 billion. During the quarter, we generated $4.8 billion in cash from operations; funded $4.6 billion in capital projects, investments and loans to affiliates, excluding the acquisition of Burlington Resources; and paid $496 million in dividends, which reflects a 16 percent increase to 36 cents per share."
    The results for ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    First-quarter financial results: E&P net income was $2,553 million, up from $2,426 million in the fourth quarter of 2005 and $1,787 million in the first quarter of 2005. The increase from the fourth quarter of 2005 primarily was due to the fourth-quarter negative impact of mark-to-market valuation of certain natural gas contracts in the United Kingdom and lower exploration expenses in the first quarter. These improvements were partially offset by lower crude oil and natural gas sales volumes, as a result of the first quarter being shorter than the fourth quarter by two days, as well as the timing of liftings. The impact of higher realized crude oil prices was offset by lower natural gas prices. Improved results from the first quarter of 2005 primarily were due to higher realized prices and lower dry hole exploration expenses. These improvements were partially offset by gains on asset sales recognized in the prior year, higher operating expenses, and higher depreciation, depletion and amortization.
    ConocoPhillips' E&P daily production, including Canadian Syncrude and excluding LUKOIL, averaged 1.61 million barrels of oil equivalent
(BOE) per day, which is improved from 1.59 million BOE per day in the previous quarter and 1.60 million BOE per day in the first quarter of 2005. Compared with the previous quarter, increased production from the Timor Sea, Venezuela and the U.S. Lower 48 was partially offset by an unscheduled shutdown at Prudhoe Bay, as well as lower volumes from Canada, Vietnam and Indonesia. Results in the first quarter do not include Libyan production volumes, which the company began lifting in April. In addition, the Burlington Resources acquisition did not impact first-quarter operating statistics.

    Midstream

    First-quarter financial results: Midstream net income was $110 million, down from $147 million in the previous quarter and $385 million in the first quarter of 2005. The decrease from the previous quarter primarily was due to lower natural gas liquids prices. The decrease from the first quarter of 2005 primarily was due to higher first-quarter 2005 equity earnings from Duke Energy Field Services, LLC (DEFS), which included a gain from the sale of DEFS' interest in TEPPCO Partners, L.P. (TEPPCO). The net first-quarter 2005 impact to ConocoPhillips associated with the restructuring of its ownership in DEFS, including the sale of TEPPCO, was $300 million. This was partially offset by the impact of higher natural gas liquids prices and increased ownership in DEFS.

    Refining and Marketing (R&M)

    First-quarter financial results: R&M net income was $390 million, down from $973 million in the previous quarter and $700 million in the first quarter of 2005. The decrease from the fourth quarter of 2005 primarily was the result of lower worldwide refining and marketing margins and reduced volumes associated with turnaround activity and unplanned downtime. This was partially offset by lower maintenance expense primarily due to hurricane impacts in the previous quarter, as well as a previous quarter charge associated with the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143." The decrease from the first quarter of 2005 primarily was the result of reduced volumes associated with turnaround activity and unplanned downtime, lower international refining and U.S. marketing margins, and higher turnaround, maintenance and utility costs.
    Domestic first-quarter realized refining margins decreased relative to the fourth quarter, consistent with market conditions. In addition, the return to normal operations following damage caused by Hurricane Katrina at the 247,000-barrel-per-day Alliance refinery located in Belle Chasse, La., was more complex and time consuming than anticipated. The phased startup of certain processing units at the Alliance refinery primarily resulted in the production of lower value intermediates, rather than higher value finished products. Compared with the previous quarter, U.S. marketing results were significantly lower.
    U.S. refineries operated at 83 percent of crude oil capacity, mainly due to turnaround activity, the delayed startup of the Alliance refinery and unplanned downtime at the Lake Charles, Bayway, Trainer and Ferndale refineries. Planned turnarounds occurred at the Lake Charles, Borger, Trainer and Ferndale refineries. Turnarounds at the Sweeny and Ponca City refineries also occurred in the first quarter after being delayed by the company in response to the supply disruptions following the 2005 hurricanes. In addition, a first-quarter turnaround at the Bayway refinery, originally scheduled for the second and third quarters, was accelerated due to operational issues.
    International first-quarter realized refining margins were lower than the fourth quarter. Crude oil capacity utilization was 94 percent, which is lower than the previous quarter, primarily due to unplanned downtime at the Humber refinery in the United Kingdom. R&M results reflect one month of activity from the Wilhelmshaven, Germany, refinery.
    Worldwide, R&M's refining crude oil capacity utilization rate averaged 85 percent, compared with 88 percent in the previous quarter and 92 percent in the first quarter of 2005. Before-tax turnaround costs were $163 million in the first quarter of 2006, versus $86 million in the previous quarter and $108 million in the first quarter of 2005.

    LUKOIL Investment

    First-quarter financial results: Net income was $249 million, up from $189 million in the previous quarter and $110 million in the first quarter of 2005. This represents ConocoPhillips' estimate of the company's 16.6 percent weighted-average equity share of LUKOIL's income for the first quarter, based on market indicators and historical production trends for LUKOIL. The increases from the previous quarter and the first quarter of 2005 were attributable to higher price estimates and the company's increasing equity ownership position. At the end of the first quarter, the company's equity ownership in LUKOIL was 17.1 percent.
    For the first quarter of 2006, ConocoPhillips estimates its equity share of LUKOIL production was 322,000 BOE per day and its share of LUKOIL daily refining crude oil throughput was 163,000 barrels per day.

    Chemicals

    First-quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC (CPChem), reported net income of $149 million, compared with $114 million in the fourth quarter of 2005 and $133 million in the first quarter of 2005. Improved results from the previous quarter primarily were attributed to higher polyolefins margins and the recognition of a payment commitment towards a business interruption claim. In addition, olefins and polyolefins sales volumes recovered from hurricane impacts in the previous quarter. The increase from the first quarter of 2005 was largely due to improved margins from olefins and polyolefins and the recognition of the business interruption claim, partially offset by lower aromatics and styrenics margins.

    Emerging Businesses

    The Emerging Businesses segment had net income of $8 million in the first quarter of 2006, compared with a net loss of $5 million in the fourth quarter of 2005 and a net loss of $8 million in the first quarter of 2005.

    Corporate and Other

    First-quarter after-tax Corporate expenses were $168 million, compared with $165 million in the previous quarter and $195 million in the first quarter of 2005. The increased charges in the first quarter included higher benefit- and acquisition-related charges. Offsetting these increased charges were the absence of premiums incurred on the early retirement of debt and losses from discontinued operations in the previous quarter. The decreased charges from the first quarter of 2005 included reduced benefit-related charges, lower net interest expense and the absence of losses from discontinued operations, partially offset by negative foreign exchange impacts and acquisition-related charges.
    Due to the acquisition of Burlington Resources, total debt at the end of the first quarter was $32.2 billion, up approximately $19.7 billion from the end of 2005, while the company's debt-to-capital ratio was 30 percent, compared to 19 percent at the end of 2005. The cash balance was $3.0 billion at the end of the first quarter.
    The company's tax provision for the first quarter of 2006 was $2.5 billion, resulting in an effective tax rate of 43.2 percent. This is compared with 42.9 percent in the previous quarter and 40.8 percent in the first quarter of 2005.

    Outlook

    Mr. Mulva concluded:
    "We were pleased to start 2006 by enhancing both our upstream and downstream businesses through the completion of two significant strategic acquisitions. The integration efforts are progressing in line with our expectations due to the dedication of our global work force. A key aspect of the integration plan will be to improve financial results by capturing synergies and optimizing our portfolio. We also will continue to emphasize the importance of operating excellence and capital discipline.
    "As anticipated, we commenced production and completed initial deliveries of LNG from our facility near Darwin, Australia, during the quarter. We expect LNG deliveries of approximately 2 million tons in 2006, consistent with our plan. The facility performance continues to improve through the commissioning process and is expected to produce 3 million tons of LNG annually at normal operating capacity.
    "As previously communicated, we will begin recording our share of production from the Waha concession in Libya in April and anticipate substantial recovery of our underlift position by year-end.
    "In our downstream business, the Alliance refinery returned to normal operations in mid-April. Domestically, we anticipate another quarter of significant turnaround activity. Capacity utilization is expected to be in the mid-90 percent range with turnaround costs of approximately $100 million, before-tax, in the second quarter. Also, in the second quarter, we expect to complete our transition to ethanol-blended gasoline and preparations to comply with the new ultra-low sulfur diesel regulations.
    "Our total 2006 capital program, including Burlington Resources' remaining capital program and the acquisition and initial expenditures on the deep conversion of the Wilhelmshaven refinery, is now estimated to be approximately $18 billion. This includes loans to affiliates of $1 billion and the estimated investment necessary to bring our ownership in LUKOIL to 20 percent."

    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 38,000 employees, $160 billion of assets, and $47.9 billion of revenues as of March 31, 2006. For more information, go to www.conocophillips.com.

    ConocoPhillips' quarterly conference call is scheduled for 11 a.m. Eastern today.
    To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Investor Information" link.
    For financial and operational tables and detailed supplemental information, go to http://www.conocophillips.com/investor/reports/index.htm

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements including statements as to the expected benefits of the Burlington Resources acquisition such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar statements, such as "in line with our strategy to expand our global refining presence"; "We also advanced plans to upgrade the refinery to allow it to process higher sulfur crude oil into an array of more valuable light-end products"; "The integration efforts are progressing in line with our expectations due to the dedication of our global work force"; "We expect LNG deliveries of approximately 2 million tons in 2006, consistent with our plan"; "The facility performance continues to improve through the commissioning process and is expected to produce 3 million tons of LNG annually at normal operating capacity"; "we will begin recording our share of production from the Waha concession in Libya in April and anticipate substantial recovery of our underlift position by year-end"; "we anticipate another quarter of significant turnaround activity"; "Capacity utilization is expected to be in the mid-90 percent range with turnaround costs of approximately $100 million, before-tax, in the second quarter"; "Also, in the second quarter, we expect to complete our transition to ethanol-blended gasoline and preparations to comply with the new ultra-low sulfur diesel regulations"; and "Our total 2006 capital program, including Burlington Resources' remaining capital program and the acquisition and initial expenditures on the deep conversion of the Wilhelmshaven refinery, is now estimated to be approximately $18 billion", involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079 and the company's Web site at www.conocophillips.com/investor/sec. This information also can be obtained from the SEC by calling 1-800-SEC-0330.

    CONTACT: ConocoPhillips, Houston
             Laura Hopkins, 281-293-6030 (media)
             or
             Gary Russell, 212-207-1996 (investors)